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Exhibit 10.2
Confidential treatment requested

LICENSE AGREEMENT

    THIS LICENSE AGREEMENT dated as of June 8, 1993 (the "Agreement"), is entered into between IXSYS, INC., a Delaware corporation ("Ixsys"), having a place of business located at 3550 General Atomics Court, Suite L-103, San Diego, California 92121, and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("Bristol-Myers"), having a place of business located at Route 206 and Provinceline Road, Princeton, New Jersey 08543-4000.

W I T N E S S E T H:

    WHEREAS, Ixsys owns or has rights to certain technology relating to the discovery and development of antibodies, growth factors and other biological and chemical compositions.

    WHEREAS, Bristol-Myers desires to acquire from Ixsys a nonexclusive worldwide license under certain Ixsys patent rights to make, use and sell certain products, for use in the in vivo diagnosis or treatment of any disease or condition in humans.

    WHEREAS Bristol-Myers and Ixsys are entering into three (3) other agreements entitled "RESEARCH AGREEMENT," "SCREENING AND OPTION AGREEMENT," and "STOCK PURCHASE AGREEMENT," dated as of even date herewith, in addition to this "LICENSE AGREEMENT."

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

    For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

    1.1  "Affiliate"  shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

    1.2  "FDA"  shall mean the United States Food and Drug Administration, or the successor thereto.

    1.3  "Field"  shall mean the in vivo diagnosis or treatment of any disease or condition in humans.

    1.4  "First Commercial Sale"  shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in any country after required marketing and pricing approval has been granted, or as otherwise permitted, by the governing health authority of such country.

    1.5  "Improvements"  shall mean all inventions, discoveries, improvements or other technology, whether or not patentable, and any patent applications or patents based thereon, conceived or reduced to practice during the term of the Agreement by employees or others acting on behalf of Bristol-Myers, its Affiliates or sublicensees which represent solely an improvement to Licensed Patent Rights, excluding any inventions, discoveries, improvements or other technology conceived or reduced to

[*]   Confidential treatment requested

practice by employees or others acting jointly on behalf of Ixsys and Bristol-Myers under the Research Agreement.

    1.6  "Improvements Patent Rights"  shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by Bristol-Myers, which claim an Improvement, together with any and all patents that have issued or in the future issue therefrom, including utility model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Bristol-Myers now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

    1.7  "Know-How"  shall mean that certain information and data of Ixsys, which is not generally known including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing, which are reasonably necessary to make, use or sell Products for use in the Field.

    1.8  "Licensed Patent Rights"  shall mean (a) all patents and patent applications described in Schedule A hereto, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Ixsys now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

    1.9  "Net Sales"  shall mean, with respect to any Product, the invoiced sales price of such Product billed to independent customers who are not Affiliates, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated or returned Product; (b) actual freight and insurance costs incurred in transporting such Product in final form to such customers; (c) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs; (d) sales, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product in final form.

    1.10  "Peptide"  shall mean a chain of amino acids of not more than fifty (50) residues in length.

    1.11  "Person"  shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

    1.12  "Product"  shall mean any Diagnostic Product or Therapeutic Product.

        1.12.1  "Diagnostic Product" shall mean a diagnostic product, containing one or more Program Materials, for use in the in vivo detection of any disease or condition in humans.

        1.12.2  ''Therapeutic Product'' shall mean the final dosage formulation of a product, incorporating pharmaceutical compositions containing one or more Program Materials, for use in the treatment of any disease or condition in humans, regardless of the route of administration. Each different formulation of a Therapeutic Product containing the same one or more Program Materials but no additional biological or chemical compositions, except different formulations for use in the treatment of the same indication in the Field by different routes of administration, shall constitute a different Therapeutic Product.

    1.13  "Program Material"  shall mean an antibody, growth factor or other biological or chemical composition, other than a Peptide, which uses, incorporates or is produced using or under Licensed Patent Rights.

    1.14  "Research Agreement"  shall mean that certain Research Agreement dated as of even date, between Ixsys and Bristol-Myers, as the same may be amended, modified, supplemented or restated from time to time.

    1.15  "Royalty Term"  shall mean, with respect to each Product in each country, the period of time equal to the longer of (a) [*] ([*]) [*] from the date of the First Commercial Sale of such Product in such country or (b) if the manufacture, use or sale of such Product in such country was at the time of the First Commercial Sale in such country covered by a Valid Patent Claim, the [*].

    1.16  "Third Party"  shall mean any Person other than Ixsys, Bristol-Myers and their respective Affiliates.

    1.17  "Valid Patent Claim"  shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

    Each party hereby represents and warrants to the other party as follows:

    2.1  Corporate Existence and Power.  Such party (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and (b) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted.

    2.2  Authorization and Enforcement of Obligations.  Such party (a) has the corporate power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary Corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

    2.3  Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other Persons, if any, required to be obtained by such party in connection with the Agreement have been obtained.

    2.4  No Conflict.  The execution and delivery of the Agreement and the performance of such party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations or any contractual obligation of such party and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

    2.5  DISCLAIMER OF WARRANTIES.  NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY IXSYS OR BRISTOL-MYERS THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE LICENSED PATENT RIGHTS OR IMPROVEMENTS PATENT RIGHTS, THAT ANY PATENT WITHIN THE LICENSED PATENT RIGHTS OR IMPROVEMENTS PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF

ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY LICENSED PATENT RIGHTS OR IMPROVEMENTS PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, NEITHER IXSYS NOR BRISTOL-MYERS MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PATENT RIGHTS OR IMPROVEMENTS PATENT RIGHTS, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    2.6  Maintenance of Licenses.  Ixsys shall use due diligence to maintain each license agreement between Ixsys and any Third Party involving Licensed Patent Rights sublicensed to Bristol-Myers hereunder.

ARTICLE 3
GRANT OF LICENSES

    3.1  License Grant to Bristol-Myers.

      3.1.1  License to Make, Have Made, Use and Sell.  Except as otherwise provided in the Agreement, Ixsys hereby grants to Bristol-Myers a nonexclusive worldwide license under the Licensed Patent Rights and Know-How to make, have made, use and sell Products for use in the Field. Bristol-Myers may not grant sublicenses under such license without the prior written consent of Ixsys, except sublicenses (without the right to grant further sublicenses) solely for the purpose of (a) subcontract manufacturing and supplying Products to Bristol-Myers and its permitted sublicensees, and (b) after receipt of the required marketing approval from the FDA to sell a Product, the making, using, promoting, marketing and selling of such Product for use in the Field. Each permitted sublicense shall be subject to the terms and conditions of the Agreement. Bristol Myers shall deliver a copy of each permitted sublicense under the Agreement to Ixsys within ten (10) business days after execution of the same.

      3.1.2  Research License.  Subject to the same exceptions as referred to in Section 3.1.1 above, Ixsys hereby grants to Bristol-Myers a nonexclusive worldwide license under the Licensed Patent Rights and Know-How to perform research using products and processes covered by the Licensed Patent Rights; provided, however, that Bristol-Myers shall have no right under the Licensed Patent Rights to modify peptides whose sequences are generated by a process which does not impose restrictions on what sequences are generated, or which generates a large number of peptides whose sequences are not uniquely predetermined. Bristol-Myers license to use Know-How shall survive the expiration of the Agreement under Section 11.1 below, unless the Agreement is terminated earlier pursuant to Section 11.2 or 11.3 below. Bristol-Myers may not grant sublicenses under such license without the prior written consent of Ixsys.

      3.1.3  Restrictions Upon Use of Licensed Technology.  Except as expressly authorized by the Agreement or prior written consent of Ixsys, Bristol-Myers shall not, directly or indirectly, (a) use the Licensed Patent Rights other than to make, have made, use or sell Products for use in the Field or conduct research as provided in Section 3.1.2 above, (b) sell, assign, transfer, encumber or otherwise dispose of the Licensed Patent Rights, or (c) authorize, cause or assist any other Person in any of the foregoing matters.

    3.2  License Grant to Ixsys.  Bristol-Myers hereby grants to Ixsys a nonexclusive, irrevocable, royalty-free, worldwide license, including the right to grant sublicenses, under Bristol-Myers' rights in the Improvements to make, use and sell products which employ, incorporate or are produced using the Improvements for all purposes in all fields. Within thirty (30) days following each April 30, August 31 and December 31 during the term of the Agreement, Bristol-Myers shall provide Ixsys with written reports of information regarding Improvements as it becomes, available to Bristol-Myers.

    3.3  Technical Assistance.  As soon as reasonably practicable after execution of the Agreement, Ixsys shall provide Bristol-Myers with Know-How regarding the Licensed Patent Rights reasonably necessary to enable Bristol-Myers to make, use and sell Products in the Field. For a period of one (1) year after the date of the Agreement, at Bristol-Myers' request upon reasonable notice, at such times and places as mutually acceptable to the parties during normal business hours, Ixsys shall provide technical assistance to Bristol-Myers regarding the Licensed Patent Rights and shall make its designated employees reasonably available for consultation by telephone, or in person at the offices of Ixsys, in connection with such technical assistance. Bristol-Myers shall reimburse Ixsys on demand for the reasonable fully-burdened cost to Ixsys of providing such technical assistance.

    3.4  Material Transfer.  In connection with the license granted to Bristol-Myers under the Agreement, Ixsys may provide to Bristol-Myers certain biological materials or chemical compounds including, but not limited to, structural genes, genetic sequences, promoters, enhancers, probes, linkage probes, vectors, hosts, plasmids, peptides, polypeptides, transgenic animals, proteins, biological modifiers, antigens, hybridomas, antibodies, toxins, lectins, enzymes, lipids, hormones, viruses, viroids, cells or parts of cells, cell lines and transformed cell lines, and any progeny, replicates, mutants, fragments and derivatives of the foregoing (collectively, "Material") owned by or licensed to Ixsys (other than under the Agreement or the Research Agreement) for use by Bristol-Myers under the Agreement. All such Material delivered to Bristol-Myers under the Agreement (a) shall remain the sole property of Ixsys, (b) shall be used only as permitted under the Agreement and solely under the control of Bristol-Myers, (c) shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of Ixsys, and (d) shall not to be used in research or testing involving human subjects. The Materials supplied under this Section 3.4 must be used with prudence and appropriate caution in any experimental work, since not all their characteristics may be known. THE MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

ARTICLE 4
ROYALTIES AND MILESTONE PAYMENTS

    4.1  Royalties.  In consideration for the licenses granted to Bristol-Myers herein, during the Royalty Term, Bristol-Myers shall pay to Ixsys royalties equal to [*] percent ([*]%) of Net Sales of all Products by Bristol-Myers, its Affiliates and permitted sublicensees in the Territory.

    4.2  Third Party Royalties.  Bristol-Myers, at its sole expense, shall pay all royalties owing to any Third Party in order to exercise Bristol-Myers' rights hereunder to make, use or sell any Product. If the aggregate royalties owing by Bristol-Myers to Third Parties in order to exercise Bristol-Myers' rights hereunder to make, use or sell a Product exceed [*] percent ([*]%) of Net Sales of such Product, Bristol-Myers shall negotiate in good faith with Ixsys and all such Third Parties mutually acceptable, appropriate and equitable adjustments, if any, to the royalties owing to Ixsys and each Third Party with respect to such Product as necessary to make the commercialization of such Product commercially feasible; provided, however, that in no event shall the royalty owing to Ixsys under the Agreement be reduced to less than [*] percent ([*]%) of Net Sales with respect to such Product.

    4.3  Combination Product.  Notwithstanding the foregoing, in the event a Product contains, in addition to Program Materials, one or more other biologically active components to produce a combination product, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the Program Materials sold separately and B is the gross selling price of the combination product. If no such separate sales are made by Bristol-Myers, its Affiliates or permitted sublicensees, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D), where C is the fully allocated cost of the combination product (excluding the fully allocated cost of the other biologically active components in question) and D is the fully allocated cost of such other biologically active components. In no event shall the royalty owing to Ixsys under the Agreement be reduced to less than [*] percent ([*]%) of Net Sales with respect to such Product.

    4.4  Milestone Payments.  As partial consideration for the licenses granted to Bristol-Myers herein, Bristol-Myers shall pay Ixsys the following milestone payments upon the first occurrence of each event set forth below with respect to each Product, without duplication of any milestone payments owing to Ixsys under Article 7 of the Research Agreement with respect to such Product:

      4.4.1  $[*] upon filing with the FDA an Investigational New Drug application ("IND") in the United States (or its equivalent in any other country); and

      4.4.2  $[*] upon commencement of Phase 2/3 (pivotal) clinical trials, or Phase 3 clinical trials, in the United States (or their equivalent in any other country); and

      4.4.3  $[*] upon filing a New Drug Application ("NDA") in the United States (or its equivalent in any other country); and

      4.4.4  $[*] upon receipt of the required marketing and pricing approval from the FDA (or from the governing health authority of any other country).

    4.5  Single Royalty.  Notwithstanding anything to the contrary in the Agreement, only one royalty shall be due to Ixsys with respect to each Product sold by Bristol-Myers, its Affiliates and permitted sublicensees hereunder regardless of the number of issued patents owned and licensed by Ixsys, if any, which would be infringed by making, using, or selling such Product absent the licenses granted to Bristol-Myers under the Agreement and any other agreements with Ixsys, including without limitation the Research Agreement and whether pursuant to the Agreement or any other agreement with Ixsys, including without limitation the Research Agreement; provided, however, that the royalty owing to Ixsys with respect to each Product shall be the highest royalty applicable to such Product under the Agreement and any other such agreement with Ixsys.

ARTICLE 5
ROYALTY REPORTS AND ACCOUNTING

    5.1  Reports, Exchange Rates.  During the term of the Agreement following the First Commercial Sale of a Product, Bristol-Myers shall furnish to Ixsys a quarterly written report showing in reasonably specific detail, on a country by country basis, (a) the gross sales of all Products sold by Bristol-Myers, its Affiliates and its sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (b) the royalties payable in United States dollars, if any, which shall have accrued hereunder based upon Net Sales of Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such sales; (d) the date of the First Commercial Sales of each Product in each country during the reporting period; and (e) the exchange rates used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales, and royalties payable shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payable, calculated using the average buying rate for such currency quoted in the continental terms method of quoting exchange rates (local currency per US$1) as published in the United States in The Wall Street Journal under the caption "Currency Trading" on each of the last business day of each month in the quarter prior to the date of payment. eRports shall be due on the sixtieth (60th) day following the close of each quarter. Bristol-Myers shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

    5.2  Audits.

      5.2.1  Upon the written request of Ixsys and not more than twice in each calendar year, Bristol-Myers shall permit an independent certified public accounting firm of nationally recognized standing, mutually acceptable to Ixsys and Bristol-Myers, at Ixsys' expense, to have access during normal business hours to such of the records of Bristol-Myers solely to the extent necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Ixsys only whether the records are correct or not and the specific details concerning any discrepancies. No other information or details of the audit shall be disclosed to Ixsys.

      5.2.2  If such accounting firm concludes that additional royalties were owed during such period, Bristol-Myers shall pay the additional royalties within thirty (30) days of the date Ixsys delivers to Bristol-Myers such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Ixsys; provided, however if the audit discloses that the royalties payable by Bristol-Myers for the audited period are more than one hundred eight percent (108%) of the royalties actually paid for such period, then Bristol-Myers shall pay the reasonable fees and expenses charged by such accounting firm.

      5.2.3  Bristol-Myers shall include in each permitted sublicense granted by it pursuant to the Agreement a provision requiring the sublicensee to make reports to Bristol-Myers, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by such independent accountant to the same extent required of Bristol-Myers under the Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon Ixsys and Bristol-Myers, its Affiliates and permitted sublicensees shall be released from any liability or accountability with respect to royalties for such year.

    5.3  Confidential Financial Information.  Ixsys shall treat all financial information subject to review under this Article 5 or under any sublicense agreement as the confidential information of Bristol-Myers, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 6
PAYMENTS

    6.1.  Payment Terms.  Royalties shown to have accrued by each royalty report provided for under Article 5 above shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

    6.2  Payment Method.  Except as provided in this Section 6.2, all payments by Bristol-Myers to Ixsys under the Agreement shall be paid in United States dollars, and all, such payments shall be originated from a United States bank located in the United States and made by bank wire transfer in immediately available funds to such account as Ixsys shall designate before such payment is due.

    6.3  Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where the Product is sold, payment shall be made through such lawful means or methods as Bristol-Myers reasonably determines and to which Ixsys consents, which consent shall not be unreasonably withheld.

    6.4  Withholding Taxes.  All amounts owing from Bristol-Myers to Ixsys under the Agreement are net amounts, and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Bristol-Myers, its Affiliates or sublicensees, or any taxes required to be withheld by Bristol-Myers, its Affiliates or sublicensees to the extent such taxes are imposed by reason of Bristol-Myers, its Affiliates or sublicensees having a permanent establishment in any country or otherwise being subject to taxation by such country (except solely by reason of the license granted under the Agreement).

    6.5  Late Payments.  Unless otherwise provided in the Agreement, Bristol-Myers shall pay interest to Ixsys on the aggregate amount of any payments by Bristol-Myers that are not paid on or before the date such payments are due under the Agreement at a rate per annum equal to the lesser of the prime rate of interest as published in the United States in The Wall Street Journal under the caption "Money Rates," from time to time, plus two percent (2%), or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

ARTICLE 7
RESEARCH, DEVELOPMENT AND COMMERCIALIZATION

    7.1  Research, Development and Commercialization Efforts.  The decision as to whether to proceed with the development and marketing of any Product shall be in the sole discretion of Bristol-Myers. Nothing contained in the Agreement shall be interpreted as requiring Bristol-Myers to develop or market any Product. Bristol-Myers, at its sole expense, shall fund the costs of all research, preclinical and clinical development, and commercialization of the Products for use in the Field. Bristol-Myers shall conduct such activities in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable good laboratory, clinical and manufacturing practices, and all applicable standards of practice established by applicable regulatory authorities.

    7.2  Records.  Bristol-Myers shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Patent Rights and the Products (including all data in the form required under all applicable laws and regulations).

    7.3  Reports.  Within sixty (60) days following the end of each calendar year during the term of the Agreement, Bristol-Myers shall prepare and deliver to Ixsys a written summary report which shall describe (a) the research performed to date employing the Licensed Patent Rights, (b) the progress of the development, and testing of Products in clinical trials, and (c) the status of obtaining the necessary approvals to market Products. In addition, Bristol-Myers shall provide Ixsys with (w) a minimum of six (6) months' advance written notice of the contemplated filing of an IND with the FDA in the United States (or its equivalent in any country), (x) a written report which shall summarize all other proposed regulatory submissions not less than thirty (30) days prior to the date of such submissions, (y) a written report which shall summarize the proposed commencement of any clinical trial not less than thirty (30) days prior to the proposed commencement of such clinical trial, and (z) prompt written notice of all responses and approvals obtained from such regulatory authorities.

ARTICLE 8
INFRINGEMENT ACTIONS BY THIRD PARTIES

    8.1  Notice of Suit or Claim of Infringement.  Bristol-Myers shall promptly notify Ixsys in writing in the event that Bristol-Myers, its permitted sublicensees or customers, are notified by a Third Party of infringement of a patent, or are sued by a Third Party for infringement of a patent, on account of the manufacture, use or sale of any Program Material or Product.

    8.2  Control of Defense.

      8.2.1(a) Except as provided in subparagraphs (b) and (c) of this Article 8.2.1 and in Article 8.2.2, Ixsys shall have the right, in its sole discretion and at its sole expense, to control the defense of any suit brought by a Third Party, alleging that the manufacture, use or sale of any Program Material or Product or the use of any process to make a Program Material or Product infringes a patent, where such products or processes are claimed under the Licensed Patent Rights. In such event, Bristol-Myers shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Ixsys all evidence and assistance in its control.

      (b) Bristol-Myers shall have the right, in its sole discretion and at its sole expense, to control the defense of any suit brought by a Third Party described in subparagraph (a) above in the event that Bristol-Myers notifies Ixsys in writing before institution of such Third Party suit that the relevant Program Material or Product has entered preclinical development, as evidenced by the approval of a Preclinical Lead Profile or equivalent document by the management of the Bristol-Myers Squibb Pharmaceutical Group. In such event, Ixsys shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Bristol-Myers all evidence and assistance in its control.

      (c) Bristol-Myers shall have the right to gain control from Ixsys of the defense of any Third Party suit initially controlled by Ixsys pursuant to Section 8.2.1(a) above, in the event that Bristol-Myers notifies Ixsys in writing, after institution of such Third Party suit, that the relevant Program Material or Product has entered preclinical development, as evidenced by the approval of a Preclinical Lead Profile or equivalent document by the management of the Bristol-Myers Squibb Pharmaceutical Group; provided, however, that Bristol-Myers shall reimburse Ixsys, on demand, for all expenses incurred by Ixsys in the defense of such Third Party suit prior to Bristol-Myers assuming control thereof. In such event, Bristol- Myers shall have the right, in its sole discretion and at its sole expense, to control the defense of such Third Party suit, and Ixsys shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Bristol-Myers all evidence and assistance in its control.

      8.2.2  Bristol-Myers shall have the right, in its sole discretion and at its sole expense, to control the defense of all other suits under this Article 8. In such event, Ixsys shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to Bristol-Myers all evidence and assistance in its control.

      8.2.3  If the party having the right to control the defense of such suit (the "Electing Party") does not elect to control the defense of such suit in writing within thirty (30) days after having been notified or sued, as the case may be, by the Third Party, the other party may elect in writing to undertake such control at its own expense; provided, however, that the Electing Party shall then have the right to be represented by the advisory counsel of its own selection and at its own expense, and the Electing Party shall cooperate fully in the defense of such suit and furnish to the other party all evidence and assistance in the Electing Party's control; provided, further, that if Ixsys is the Electing Party pursuant to Sections 8.2.1(a) above with respect to any suit and is subsequently notified by Bristol-Myers pursuant to Section 8.2.1(c) above that Bristol-Myers has elected to control the defense of such suit, then Bristol-Myers shall become the Electing Party with respect to such suit.

      8.2.4  The party controlling the defense of any suit under this Article 8 shall vigorously defend such suit and assert all reasonable defenses which may be asserted in good faith, and shall keep the non-controlling party advised at all times of all aspects of such suit, including the defense and settlement thereof; provided, however, that nothing in this Section 8.2.4 shall prohibit the party controlling the defense of such suit from entering into settlement negotiations and settling such suit on the terms and subject to the conditions of the Agreement.

    8.3  Settlement.  The party controlling the defense of the suit may not settle the suit or consent to an adverse judgment in such suit in a manner that, in either event, results in a judicial admission that the Third Party patent which is the subject of the suit dominates the Patent Rights of the non—controlling party, without the express written consent of the non-controlling party, which shall not be unreasonably withheld. The party settling such suit shall provide the other party fifteen (15) days prior written notification of the details of any settlement before settling such suit. Any judgments, settlements or damages payable with respect to legal proceedings covered by this Article 8 shall be paid by the party which controls the litigation.

ARTICLE 9
CONFIDENTIALITY

    9.1  Nondisclosure Obligations.  Except as otherwise provided in this Article 9, during the term of the Agreement and for a period of seven (7) years thereafter, each party shall maintain in confidence and use only for purposes of the Agreement all information and data ("Information") supplied by the other party under the Agreement and marked "Confidential."

    9.2  Permitted Disclosures.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under the Agreement, (a) a party may disclose Information it is otherwise obligated under this Article 9 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such Persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and (b) a party may disclose such Information to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials with, and to commercially market the Product, provided that such party shall provide written notice to the other party and sufficient opportunity to the other party to object to such disclosure or to request confidential treatment thereof.

    The obligation not to disclose or use Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of the Agreement; (ii) is disclosed to the receiving party, its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under the Agreement on a confidential basis; (iii) prior to disclosure under the Agreement, was already in the possession of the receiving party, its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under the Agreement; (iv) is disclosed in a press release agreed to by both parties hereto, which agreement shall not be unreasonably withheld; or (v) is independently developed by or for the receiving party or its Affiliates or permitted sublicensees by persons who did not have access to Information disclosed by the other party under the Agreement.

    9.3  Terms of the Agreement.  Ixsys and Bristol-Myers shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom Bristol-Myers or Ixsys has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement. Notwithstanding the foregoing, prior to execution of the Agreement, Bristol-Myers and

Ixsys shall agree upon the substance of information that can be used to describe the terms of this transaction, and Bristol-Myers and Ixsys may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

ARTICLE 10
PATENTS

    10.1  Ownership Rights.  The entire right and title in all Licensed Patent Rights shall be owned solely by Ixsys, subject to the nonexclusive license granted to Bristol-Myers under Section 3.1 above. The entire right and title in all Improvements, shall be owned solely by Bristol-Myers, subject to the nonexclusive license granted to Ixsys under Section 3.2 above.

    10.2  Patent Prosecution and Maintenance.  Ixsys shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution, grant and maintenance of all patent applications and patents within the Licensed Patent Rights. Bristol-Myers shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution, grant and maintenance of all Improvements Patent Rights.

    10.3  Enforcement of Patent Rights.

        10.3.1  Ixsys, at its sole expense, shall have the right but not the obligation to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to Licensed Patent Rights, and in good faith shall consider the interests of Bristol-Myers in so doing. Ixsys shall retain all monies recovered upon the final judgment or settlement of any such suit to enforce Licensed Patent Rights.

        10.3.2  Bristol-Myers, at its sole expense, shall have the right but not the obligation to determine the appropriate course of action to enforce Improvements Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Improvements Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to Improvements Patent Rights, and in good faith shall consider the interests of Ixsys in so doing. Bristol-Myers shall retain all monies recovered upon the final judgment or settlement of any such suit to enforce Improvements Patent Rights.

        10.3.3  Notwithstanding the foregoing, Ixsys and Bristol-Myers shall fully cooperate with each other in any action to enforce Licensed Patent Rights or Improvements Patent Rights.

ARTICLE 11
TERM AND TERMINATION

    11.1  Expiration.  Unless terminated earlier pursuant to Section 11.2 or 11.3 below, the Agreement shall expire on the expiration of Bristol-Myers' obligations to pay royalties under the Agreement.

    11.2  Termination by Bristol-Myers.  Bristol-Myers shall have the right in its sole discretion to terminate the Agreement upon thirty (30) days' prior written notice to Ixsys.

    11.3  Termination for Cause.  Except as otherwise provided in Article 13 below, upon or after the breach of any material provision of the Agreement, if the breaching party has not cured such breach within ninety (90) days after receipt of written notice thereof from the other party, the Agreement shall terminate, at the option of the other party, immediately upon the expiration of such ninety (90) day cure period. Such termination shall not affect any remedies the nonbreaching party may have at law or in equity.

    11.4  Effect of Expiration and Termination.  Expiration or termination of the Agreement shall not relieve the parties of any rights, causes of action or obligations accruing prior to such expiration or termination. The provisions of Section 3.2 and Articles 9, 10 and 12 shall survive the expiration or termination of the Agreement, as well as any other provisions necessary to interpret or enforce the Agreement.

ARTICLE 12
INDEMNITY

    12.1  Direct Indemnity.

        12.1.1  Bristol-Myers shall indemnify and hold harmless, and hereby forever releases and discharges Ixsys, its Affiliates and permitted sublicensees, and their respective directors, officers, employees and agents, from and against all claims, demands, liabilities, damages and expenses, including reasonable attorneys' fees and costs (all "Liabilities") arising out of any use of the Licensed Patent Rights, any making, using or selling of a Product, or any breach of the Agreement, by Bristol-Myers, its Affiliates or sublicensees, and their respective directors, officers, employees and agents, except for those Liabilities resulting from the negligence or willful misconduct of Ixsys, its Affiliates or permitted sublicensees and their respective directors, officers, employees and agents.

        12.1.2  Ixsys shall indemnify and hold harmless, and hereby forever releases and discharges Bristol-Myers, its Affiliates and permitted sublicensees, and their respective directors, officers, employees and agents, from and against all Liabilities arising out of any breach of the Agreement or any use of the Improvements or Improvements Patent Rights by Ixsys, its Affiliates or permitted sublicensees and their respective directors, officers, employees and agents, except for those Liabilities resulting from the negligence or willful misconduct of Bristol-Myers, its Affiliates or permitted sublicensees and their respective directors, officers, employees and agents.

        12.1.3  Neither Bristol-Myers nor Ixsys shall constitute a sublicensee of the other party for purposes of this Article 12.

    12.2  Procedure.  A party (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptly notify the other party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 12. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

    12.3  Insurance.  Bristol-Myers shall maintain, through a program of self insurance or otherwise, product liability insurance with respect to development, manufacture and sales of Products, in such amounts as Bristol-Myers customarily maintains with respect to its other products, such protection being applicable to officers, employees, contractors and agents while acting within the scope of their employment or engagement by Bristol-Myers. Ixsys shall be named as an additional insured on any such Bristol-Myers policies which Bristol-Myers may purchase to supplement its self-insured status. Bristol-Myers shall maintain such insurance, or self-insurance program, thereafter for so long as it customarily maintains insurance, or self-insurance programs, for itself covering such development, manufacture and sales of similar products.

    12.4  Own Acts.  Each party hereby assumes any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of that party, its Affiliates or permitted sublicensees, and their respective directors, officers, employees and agents.

ARTICLE 13
FORCE MAJEURE

    Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

ARTICLE 14
ASSIGNMENT

    The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the consent of the other party; provided, however, that (a) either Ixsys or Bristol-Myers may, without such consent, assign the Agreement in its entirety and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation or change in control or similar transaction; and (b) Bristol-Myers may, without such consent, assign the Agreement in its entirety and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its pharmaceutical or oncology business. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

ARTICLE 15
NOTIFICATION OF PATENT TERM RESTORATION

    Ixsys or Bristol-Myers, as the case may be, shall notify the other party of (a) the issuance of each U.S. patent included within the Licensed Patent Rights or the Improvements Patent Rights, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within, such Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), including notices pursuant to Paragraphs 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA"). Such notices shall be given promptly, but in any event within five (5) calendar days of each such patent's date of issue or receipt of each such notice pursuant to the Act, whichever is applicable. Ixsys or Bristol-Myers, as the case may be, shall notify the other party of each filing for patent term restoration under the Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to such Patent Rights. Likewise, Ixsys or Bristol-Myers, as the case may be, shall inform the other party of patent extensions and periods of data exclusivity in the rest of the world regarding any Product.

ARTICLE 16
SEVERABILITY

    Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid in any jurisdiction, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement in such jurisdiction shall not affect the validity of the remaining provisions of the Agreement or the Agreement as a whole, or the validity of any of the terms of the Agreement in any other jurisdiction, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

ARTICLE 17
MISCELLANEOUS

    17.1  Notices.  Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, U.S. first class mail or courier), U.S. first class mail or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

If to Ixsys:	Ixsys, Inc. 3550 General Atomics Court, Suite L-103 San Diego, CA 92121 Attention: Michael J. Hanifin
with a copy to:	Pillsbury Madison & Sutro 235 Montgomery Street, 15th Floor San Francisco, California 94104 Attention: Thomas E. Sparks, Jr.
If to Bristol-Myers:	Bristol-Myers Squibb Company P.O. Box 4000 Princeton, NJ 08543-4000 Attention: Ronald A. Pepin, Ph.D.

    17.2  Applicable Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of California.

    17.3  Entire Agreement.  The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All other express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement.

    17.4  Headings.  The captions to the several Articles and Sections hereof are not an interpretive part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. The feminine and masculine pronouns are interchangeable hereunder, and the plural shall be substituted for the singular number in any place in which the context may require such substitution. The Agreement has been prepared jointly and shall not be strictly construed against either party hereto.

    17.5  Independent Contractors.  For purposes of the Agreement, and in the performance of all services hereunder, it is expressly agreed that Ixsys and Bristol-Myers shall be, and shall be deemed to be, independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Ixsys nor Bristol-Myers shall have the authority to act as an agent of the other for any purpose, and shall not act on behalf of the other, or make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so, or as explicitly provided for herein.

    17.6  Waiver.  No waiver of any right under the Agreement shall be valid unless made in a written instrument duly executed by both parties hereto. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

    17.7  Publicity.  Except as required by applicable law, neither party shall use the name of the other party, any employee of the other party or any other member of the other party's Research Program staff in any promotion or advertisement, without the prior written consent of the other party.

    17.8  Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.

IXSYS, INC.
By:	/s/ MICHAEL J. HANIFIN Michael J. Hanifin, Vice President, Business Development
BRISTOL-MYERS SQUIBB COMPANY
By:	/s/ WILLIAM A. SCOTT William A. Scott Senior Vice President

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ARTICLE 1 DEFINITIONS
ARTICLE 2 REPRESENTATIONS AND WARRANTIES
ARTICLE 3 GRANT OF LICENSES
ARTICLE 4 ROYALTIES AND MILESTONE PAYMENTS
ARTICLE 5 ROYALTY REPORTS AND ACCOUNTING
ARTICLE 6 PAYMENTS
ARTICLE 7 RESEARCH, DEVELOPMENT AND COMMERCIALIZATION
ARTICLE 8 INFRINGEMENT ACTIONS BY THIRD PARTIES
ARTICLE 9 CONFIDENTIALITY
ARTICLE 10 PATENTS
ARTICLE 11 TERM AND TERMINATION
ARTICLE 12 INDEMNITY
ARTICLE 13 FORCE MAJEURE
ARTICLE 14 ASSIGNMENT
ARTICLE 15 NOTIFICATION OF PATENT TERM RESTORATION
ARTICLE 16 SEVERABILITY
ARTICLE 17 MISCELLANEOUS